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                                                                   EXHIBIT 8.4


                                January 29, 1999


Seagate Technology, Inc.
920 Disc Drive
Scotts Valley, California 95066

Seagate Software, Inc.
920 Disc Drive
Scotts Valley, California 95066


     Re: Offer to Exchange Shares of Seagate Technology, Inc. for Shares of Seagate Software, Inc.


Ladies and Gentlemen:

     We have acted as counsel to Seagate Technology, Inc., a Delaware corporation ("STI") and Seagate Software, Inc., a Delaware Corporation, ("SSI") in connection with the proposed Offer to Exchange Shares of Seagate Technology, Inc. for Shares of Seagate Software, Inc. (the "Exchange Offer") as approved by the STI Board of Directors on October 29, 1998, as evidenced in the minutes thereof. The Exchange Offer is described in the Registration Statement on Form S-4 (the "Registration Statement") of STI. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Exchange Offer will be consummated in the manner contemplated by and in accordance with the provisions of the Reorganization Agreement and (ii) the truth and accuracy of the certificates of representations to be provided to us by STI and SSI.

     Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the subcaption "U.S. Consequences" under the caption "Material Tax Consequences to Optionees," subject to the limitations and qualifications described therein, expresses our opinion as to the material Federal income tax consequences of the exercise of incentive and nonstatutory stock options. Because this opinion is being delivered prior to the Exchange Offer, it must be
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Seagate Technology, Inc.
Seagate Software, Inc.
January 29, 1999
Page 2

considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the Federal income tax consequences of the exercise of incentive and nonstatutory stock options or that contrary positions may not be taken by the Internal Revenue Service.

          This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material Federal income tax consequences of the exercise of incentive and nonstatutory stock options, and any amendment thereto. In giving this consent, we do not thereby admit that we in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Very truly yours,



                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation